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                                                                    EXHIBIT 99.7

                                   COSI, INC.

                    UP TO 19,166,946 SHARES OF COMMON STOCK
                           OFFERED PURSUANT TO RIGHTS
                          DISTRIBUTED TO SHAREHOLDERS

                                                               November   , 2003

To Securities Brokers and Dealers, Commercial Banks, Trust Companies, and Other
Nominees:

     This letter is being distributed to securities brokers and dealers, commercial banks, trust companies, and other nominees in connection with the offering (the "Rights Offering") by Cosi, Inc., a Delaware corporation (the "Company"), of up to 19,166,946 shares of its common stock, par value $0.01 per share (the "Common Stock"), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of the Common Stock as of the close of business on November 24, 2003 (the "Record Date"). The Rights are exercisable upon the terms and conditions described in the enclosed Prospectus
dated November   , 2003 (the "Prospectus") and are evidenced by a Rights
Certificate registered in your name or the name of your nominee.

     Each beneficial owner of shares of the Common Stock registered in your name or the name of your nominee is entitled to receive one Right for each share of Common Stock owned by such beneficial owner on the Record Date. Each Right entitles the beneficial owner to purchase a number of shares of Common Stock with a value equal to an aggregate of $0.6776, at a purchase price per share equal to the lesser of (i) $1.50 and (ii) 85% of the weighted average price per share of Cosi Common Stock as reported on the Nasdaq National Market for the 15-trading-day period ending three business days prior to December 19, 2003 (the "Basic Subscription Privilege"). No fractional shares or cash in lieu thereof will be issued or paid. If the number of Rights exercised by a record holder would result in the receipt of fractional Shares, the number of Shares issued to such person will be rounded down to the nearest whole number, and any additional amounts will be returned to the stockholder.

     In addition, each Rights holder who fully exercises his or her Basic Subscription Privilege is eligible to subscribe for additional shares of Common Stock that are offered but not purchased by other Rights holders in the Rights Offering at the same subscription price (the "Over-subscription Privilege"), subject to limitation, availability and proration of shares upon the terms and conditions described in the Prospectus. If you exercise the Over-subscription Privilege on behalf of one or more beneficial owners of Rights, you will be required to deliver to the Company's subscription agent, American Stock Transfer & Trust Corporation, a Nominee Holder Certification regarding the exercise in full of the Basic Subscription Privilege by each beneficial owner for whom you are exercising the Over-subscription Privilege.

     We are asking you to contact your clients for whom you hold the Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights. Enclosed are copies of the following documents:

          1.  The Prospectus;

          2. The Rights Certificate evidencing any Rights that are registered in your name;

          3. Instructions as to the Use of Cosi, Inc. Rights Certificates (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

          4. A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or the name of your nominee, accompanied by a form of instructions for use by your clients with respect to the Rights;

          5. A Notice of Guaranteed Delivery for Rights Certificates issued by Cosi, Inc.; and

          6. A Nominee Holder Certification to be completed by you with respect to your clients who exercise their Over-subscription Privileges.
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     Your prompt action is requested. The Rights will expire, if not exercised, at 5:00 p.m., Eastern Standard Time, on December 19, 2003, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

     To exercise the Rights, a properly completed and executed Rights Certificate (or a Notice of Guaranteed Delivery) and payment in full for all of the Rights exercised must be delivered to American Stock Transfer & Trust Corporation as indicated in the Prospectus prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date.

     Additional copies of the enclosed materials may be obtained from American Stock Transfer & Trust Corporation. The telephone number of American Stock Transfer & Trust Corporation is (718) 921-8200, and its address is 59 Maiden Lane; Plaza Level; New York, NY 10038.

                                          Very truly yours,

                                          COSI, Inc.

     NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL BE DEEMED TO MAKE YOU OR ANY OTHER PERSON AN AGENT OF COSI, INC. OR AMERICAN STOCK TRANSFER & TRUST CORPORATION OR TO AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER COSI, INC. OR AMERICAN STOCK TRANSFER & TRUST CORPORATION WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS THAT ARE CONTAINED IN THE PROSPECTUS.

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